Exhibit 99.1

Item 6.                        Selected Consolidated Financial Data

(in thousands except per share data)

	Year Ended December 31,
	2001(2)(3)	2002(3)	2003(4)	2004(5)	2005(6)
Statement of Operations Data:(1)
Sales	$87,751	$94,289	$118,198	$149,735	$178,375
Cost of sales	67,245	60,061	65,214	75,631	94,593
Gross profit	20,506	34,228	52,984	74,104	83,782
Selling, general and administrative expenses	26,681	26,168	28,678	39,667	57,843
Research and development expenses	5,355	5,525	5,427	6,616	7,454
Operating income	(11,530)	2,535	18,879	27,821	18,485
Other income (expense), net	(2,507)	(1,830)	1,097	2,161	1,884
Income (loss) from continuing operations before provision for income taxes	(14,037)	705	19,976	29,982	20,369
Provision (benefit) for income taxes from continuing operations	(5,373)	218	6,717	9,707	4,113
Income (loss)	(8,664)	487	13,259	20,275	16,256
Income from discontinued operation, net of income taxes	887	1,188	622	2,405	1,557
Net income (loss)	$(7,777)	$1,675	$13,881	$22,680	$17,813
Basic earnings (loss) per common share(7)
Earnings (loss) from continuing operations	$0.52	$0.03	$0.75	$0.95	$0.73
Earnings from discontinued operation	0.05	0.07	0.04	0.11	0.07
	$0.47	$0.10	0.79	$1.06	$0.80
Diluted earnings (loss) per common share(7)
Earnings (loss) from continuing operations	$(0.52)	$0.03	$0.69	$0.89	$0.70
Earnings from discontinued operation	0.05	0.07	0.03	0.10	0.07
	$(0.47)	$0.10	$0.72	$0.99	$0.77
Weighted average number of outstanding common shares and equivalents(7)
Basic	16,373	16,400	17,597	21,472	22,129
Diluted	16,373	16,471	19,383	22,974	23,113

	December 31,
	2001	2002	2003	2004	2005
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$557	$1,202	$16,242	$36,340	$49,463
Marketable securities	$—	$—	$32,575	$28,375	$24,475
Working capital	$20,606	$13,407	$74,112	$83,318	$92,283
Total assets	$85,773	$74,579	$139,900	$192,527	$226,182
Long-term debt	$27,465	$14,431	$320	$2,015	$3
Total debt	$40,731	$21,486	$5,527	$18,280	$18,436
Total shareholders’ equity	$26,261	$29,471	$107,608	$138,016	$160,290

(1)          On January 8, 2001, we completed the acquisition of AOA. On October 2, 2006 we completed the sale of AOA and our results of operations reflect AOA as a discontinued operation for all periods statements of operations.

(2)          During the year ended December 31, 2001, cost of sales included special charges and other costs of $10.0 million that are not expected to recur in subsequent periods.

(3)          On January 1, 2002, we adopted FAS 142 and discontinued the amortization of goodwill. The effect of this goodwill amortization increased the 2001 net loss per common share by $0.05 per share.

(4)          During the year ended December 31, 2003, we recorded a gain of $2.2 million on the early extinguishment of debt and expenses of $463 incurred in connection with our efforts to refinance our bank debt.

(5)          On September 24, 2004, we acquired Omniplanar, Inc. and our results of operations include the results of operations of Omniplanar,  Inc. from that date forward.

(6)          During the year ended December 31, 2005, selling, general and administrative costs include a charge of $12.6 million related to the Symbol litigation contingency.

(7)          Weighted average number of common shares and per share amounts for 2001-2002 have been restated to reflect the 2003 stock splits.

Item 7.                        Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements; Certain Cautionary Language

Written and oral statements provided by us from time to time may contain certain forward looking information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) and in releases made by the Securities and Exchange Commission (“SEC”). This report contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures, and financial results, are forward-looking statements. Forward-looking statements are based on certain assumptions and expectations of future events. The Company cannot guarantee that these assumptions and expectations are accurate or will be realized. See the Risk Factors discussion set forth under Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005  for a description of risk factors that could significantly affect the company’s financial results.

Overview

We are experts in optical image capture and processing solutions. In recent years, we have increased sales, cash flow from operations and net income primarily through the introduction of new products, penetration into new markets and a focus on cost reduction activities to maintain a competitive advantage.

Success factors critical to our business include sales growth through continued penetration within our existing markets through new product introductions and expanded sales efforts, entering into new markets, maintaining a highly responsive and cost efficient infrastructure, achieving the financial flexibility to ensure that we can respond to new market opportunities in order to return value to our shareholders, and selectively pursuing strategic acquisitions.

In order to continue our penetration into new and existing markets, our strategy involves expanding our sales channels and expanding our product development activities. We have concentrated our direct sales efforts to further penetrate some of the largest retailers in the United States and Europe as well as focusing on the adoption of bar coding technology in the healthcare industry. During fiscal 2005, we continued to see increased orders with new and existing key retail accounts which contributed to our year over year sales growth of 19.1%. Another key factor in achieving this sales growth is expanding our geographic reach by capitalizing on our presence throughout Asia and emerging markets in Central and Eastern Europe. We believe these geographic areas will continue to be an opportunity for continued growth, as evidenced by our investment in the expansion of our Suzhou manufacturing facility which was completed in 2004, as well as the opening of new sales offices in these territories. During fiscal 2005, we added offices in Thailand, Taiwan, Australia, Korea and a fifth sales office in China. Our plans are to open additional offices in the Asia/Pacific region as we continue to implement and build upon our “globally local” philosophy. In addition, we continue to invest in developing new and improved products to meet the changing needs of our existing customers. We are continuing to focus on executing our core strategy of leveraging our engineering expertise to produce new bar code scanners and industrial automation products that will allow us to penetrate new markets that we have not previously served and gain market share in our existing markets. Furthermore, we introduced five new products in 2005 and currently have additional new products in the pipeline. We continue to believe sales for 2006 and beyond will be positively affected as these new products either begin to ship or ship in larger quantities.

To maintain a highly responsive and cost efficient infrastructure, our focus is to maximize the efficiency of our organization through process improvements and cost containment. We continue to focus on our strategy for margin expansion through specific engineering initiatives to reduce product and manufacturing costs. During the year ended December 31, 2005, we continued to realize the benefits of these process improvements. In addition, the expansion of our manufacturing facility in Suzhou, China nearly doubled the size of the existing China operations and more importantly, is providing cost efficiencies through lower direct labor costs as we continue to produce more of our products in this facility. During fiscal 2005 approximately 69.0% of our data capture & collection products were manufactured in our Suzhou, China manufacturing facility, an increase of approximately 3.8% from fiscal 2004. We intend to expand our manufacturing capabilities at our Suzhou, China facility in future years to continue to take advantage of these cost efficiencies.

Closely linked to the success factors discussed above is our continued focus to achieve financial flexibility. As of December 31, 2005, we had total debt of approximately $18.4 million. Furthermore, we had cash and cash equivalents and marketable securities of approximately $73.9 million as of December 31, 2005. We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures and debt repayment requirements for the foreseeable future.

In addition to our internal development and organic growth, we may selectively pursue strategic acquisitions that we believe will broaden or complement our current technology base and allow us to serve additional end users and the evolving needs of our existing customers. On August 31, 2005, we entered into a cross-license agreement with Intermec IP Corp., a division of Intermec Inc. The cross license agreement provides us full access to a number of portfolios of patented RFID technology, including RFID tags, fixed and portable readers, and fixed and portable printers.  We anticipate that this program will allow us in the future to offer our customers a broad Auto-ID product portfolio from a single supplier, including RFID—enabled systems and devices. In September 2004, our acquisition of Omniplanar, Inc., which supplies a complete package of bar code reading software for 2D imaging for fixed position, conveyor belt and hand held readers which can be optimized for specific hardware applications broadened and strengthened our portfolio of decoding software to include robust omnidirectional decoding of linear, matrix and postal bar code images. Metrologic had licensed from Omniplanar the SwiftDecoder software since the year 2000 for use in our iQ line of industrial vision-based products. We also make use of the software in other products as well. By acquiring this 2D imaging technology, we have been able to reduce our licensing costs for our current and future imaging-based products.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, asset impairment, income taxes, legal contingencies, intangible assets and inventory and accounts receivable. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. See Note 2 to our consolidated financial statements, “Accounting Policies,” for a summary of each significant accounting policy. We believe the following critical accounting policies and estimates, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition.   Revenue related to sales of our products and systems is generally recognized when products are shipped or services are rendered, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. We accrue related product return reserves and warranty expenses at the time of sale. Additionally, we record estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, price protection, promotions and other volume-based incentives. We recognize revenue and profit as work progresses on long-term contracts using the percentage of completion method, which relies on estimates of total expected contract revenue and costs. Recognized revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known.

Bad Debts.   We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If economic or political conditions were to change in the countries where we do business, it could have a significant impact on the results of operations, and our ability to realize the full value of our accounts receivable. Furthermore, we are dependent on customers in the retail markets. Economic difficulties experienced in those markets could have a significant impact on our results of operations, and our ability to realize the full value of our accounts receivable.  In establishing the appropriate provisions for customer receivable balances, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivable balances. Once we consider all of these factors, a determination is made as to the probability of default. An appropriate provision is made, which takes into account the severity of the likely loss on the outstanding receivable balance based on our experience in collecting these amounts.

Inventory.   We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value, less disposal costs and reasonable profit margin, based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory writedowns may be required.

Goodwill.   Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net identifiable assets at the date of acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” we no longer amortize goodwill, but test for impairment of goodwill using a discounted cash flow analysis.  The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s “implied fair value” of goodwill requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to its corresponding carrying value. We completed our annual impairment test as of October 1, 2005 and determined that there was no goodwill impairment to be recognized. The key assumptions used to determine the fair value of our reporting units included (a) cash flow periods of 5 years; (b) terminal values based upon a terminal growth rate of 3%; and (c) a discount rate of 14.0%, which was based on the Company’s weighted average cost of capital adjusted for the risks associated with the operations.

Long-Lived Assets.   We assess the impairment of our long-lived assets, other than goodwill, including property, plant and equipment, identifiable intangible assets and software development costs whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include significant changes in the manner of our use of the acquired asset, changes in historical or projected operating performance and significant negative economic trends.

Income Taxes.   We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized. We evaluate the realizability of our deferred tax assets on an ongoing basis by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization is our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets. See the section on Forward Looking Statements included at the beginning of this Item 7 on Management’s Discussion and Analysis for a listing of factors that may affect the achievement of our forecasted taxable income.

The Company’s annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of management judgment. Our judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. The Company operates within federal, state and international taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. The Company maintains reserves for estimated tax exposures. Exposures are settled primarily through the settlement of audits within these tax jurisdictions, but can also be affected by changes in applicable tax law or other factors, which could cause management of the Company to believe a revision of past estimates is appropriate. Management believes that an appropriate liability has been established for estimated exposures; however, actual results may differ materially from these estimates. The liabilities are reviewed on an ongoing basis for their adequacy and appropriateness. To the extent the audits or other events result in a material adjustment to the accrued estimates, the effect would be recognized in the provision for income taxes line in our Consolidated Statement of Operations in the period of the event.

Legal contingencies.   We are subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of our business. We record an estimated liability for those proceedings and claims arising in the ordinary course of business based upon the probable and reasonably estimable criteria contained in SFAS No. 5, “Accounting for Contingencies.”  We review outstanding claims with internal as well as external counsel to assess the probability and the estimates of loss. We reassess the risk of loss as new information becomes available, and we adjust liabilities as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We do not expect the adoption of this statement to have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FSP No. 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (the “Jobs Act”). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise’s income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company’s chief executive officer and approved by a company’s board of directors. Certain other criteria in the Jobs Act must be satisfied as well.  We repatriated approximately $17 million of foreign earnings from our China subsidiary during the quarter ended December 31, 2005. The repatriation of these foreign earnings has provided an income tax benefit of approximately $3.1 million, as deferred taxes had been provided on a portion of these earnings in prior years. We adjusted our tax expense and deferred tax liability to reflect the repatriation provisions of the Jobs Act in the financial statements for the year ended December 31, 2005.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-1 (“FSP No. 109-1”), “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP 109-1 provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Act also provides for a two-year phase out of the existing extra-territorial income exclusion (“ETI”) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on our tax return. The net effect of the phase out of the ETI and the phase in of this new deduction did not result in a material change in our effective tax rate for fiscal year 2005 and we do not expect that this will result in a material change in 2006, based on current earnings levels.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In accordance with a Securities and Exchange Commission Rule issued in April 2005, companies will be allowed to implement SFAS No. 123R as of the beginning of the first fiscal year beginning after June 15, 2005. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123R, while the retrospective methods would record compensation expense for all unvested stock options beginning with the first period presented. We will adopt the provisions of SFAS No. 123R on January 1, 2006, using the prospective method. We expect to continue using the Black-Scholes valuation model in determining the fair value of share-based payments to employees. SFAS No. 123R will also require us to change the classification of any tax benefits realized upon exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in our consolidated statement of cash flows. We are continuing to evaluate the requirements of SFAS No. 123R and Staff Accounting Bulletin No. 107 and currently expect that the adoption of

SFAS No. 123R will result in an increase in compensation expense in 2006 of approximately $2 million to $3 million, excluding the estimated impact of 2006 share-based awards. However, uncertainties, including our future stock-based compensation strategy, stock price volatility, estimated forfeitures and employee stock option exercise behavior, make it difficult to determine whether the stock-based compensation expense recognized in future periods will be similar to the SFAS No. 123 pro forma expense disclosed in Note 2 to the consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The adoption of this statement did not have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation was effective December 31, 2005. The adoption of this statement did not have a material effect on our consolidated financial position, consolidated results of operations or liquidity.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, unless impracticable, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Results of Operations

The following table sets forth certain of our consolidated statement of operations data as a percentage of revenues for the periods indicated. The following discussion should be read in conjunction with our Consolidated Financial Statements and the Notes to our Consolidated Financial Statements.

	December 31,
	2003	2004	2005
Sales	100.0%	100.0%	100.0%
Cost of sales	55.2%	50.5%	53.0%
Gross profit	44.8%	49.5%	47.0%
Operating expenses:
Selling, general and administrative expenses	24.3%	26.5%	25.4%
Symbol litigation contingency	—	—	7.1%
Research and development expenses	4.5%	4.4%	4.2%
Total operating expenses	28.8%	30.9%	36.7%
Operating income	16.0%	18.6%	10.3%
Other income (expenses), net	0.9%	1.4%	1.1%
Income from continuing operations before income taxes	16.9%	20.0%	11.4%
Provision for income taxes on continuing operations	5.7%	6.5%	2.3%
Net income from continuing operations	11.2%	13.5%	9.1%
Income from discontinued operation, net of income taxes	0.5%	1.6%	0.9%
Net income	11.7%	15.1%	10.0%

Our business is divided into two major segments: Data Capture & Collection and Industrial Automation.

The Industrial Automation business segment was historically titled “Industrial Automation/Optical Systems”; however due to the divestiture of our wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), we changed its title to be reflective of the current business activities within this segment. See Note 16—Subsequent Events for additional information regarding the divestiture of AOA.

Bar code scanners are typically either handheld scanners or fixed projection scanners. Prior to 2005, the Company’s data capture & collection scanners were all laser based. In 2005, the Company introduced its first vision based product for the data capture & collection business. Handheld bar code scanners are principally suited for retail point-of-sale, document processing, library, healthcare and inventory applications. Fixed projection scanners, which can be mounted on or in a counter, are principally suited for supermarkets, convenience stores, mass merchandisers, health clubs and specialty retailers.

Industrial automation products are comprised of fixed position systems that are either laser- or vision-based. These systems range from simple, one-scanner solutions to complex, integrated systems incorporating multi-scanner, image capture and dimensioning technologies.

The following table sets forth certain information regarding our revenues by our two business segments for the periods indicated.

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Data Capture & Collection	$112,817	$140,171	$169,749
Industrial Automation	5,381	9,564	8,626
Total Company	$118,198	$149,735	$178,375

Most of our product sales in Western Europe, Brazil and Asia are billed in foreign currencies and are subject to currency exchange rate fluctuations. Certain of our products are manufactured in our U.S. facility and, therefore, sales and results of operations are affected by fluctuations in the value of the U.S. dollar relative to foreign currencies. Manufacture of our point-of-sale products in our Suzhou, China facility accounted for approximately 69.0% and 65.2% of point-of-sale unit sales in 2005 and 2004, respectively. In 2005 and 2004, sales and gross profit were favorably affected by the continuing decline in the value of the U.S. dollar in relation to certain foreign currencies.

The following table sets forth certain information as to our sales by geographical location:

	Year Ended December 31,
	2003	%	2004	%	2005	%
	(Dollars in thousands)
The Americas	$45,734	38.7%	$57,511	38.4%	$68,679	38.5%
EMEA	57,474	48.6	70,819	47.3	83,593	46.9
APAC	14,990	12.7	21,405	14.3	26,103	14.6
Total	$118,198	100.0%	$149,735	100.0%	$178,375	100.0%

We derive revenue from product sales, system maintenance and other services. Our cost of sales includes manufacturing and logistic costs, labor costs related to service revenues, the costs associated with quality control and the payment of royalties on license agreements. Selling, general and administrative (“SG&A”) expenses primarily consist of salaries, commissions and related expenses for personnel engaged in sales, marketing and sales support functions; costs associated with other marketing activities; salaries and related expenses for executive, finance, accounting, legal and human resources personnel; and professional fees and corporate expenses. Research and development (“R&D”) expenses primarily consist of salaries and expenses for development and engineering and prototype costs.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Sales increased 19.1% to $178.4 million in 2005 from $149.7 million in 2004. On a constant currency basis, revenues increased by approximately 18.7%. The increase was attributed to higher sales in the data capture & collection business segment, offset by a slight decrease in the industrial automation business segment. Sales of our data capture & collection products increased by 21.1%, sales of industrial automation products decreased by 9.8%. Data capture & collection sales increased approximately $38.1 million due to increased unit sales, including new product offerings, through our distribution channels as well as increased penetration into the Tier 1 retailers, primarily in the United States and Europe. These factors were partially offset by a decrease of approximately $8.5 million resulting from lower average selling prices and increased promotional programs due to competitive pricing pressures experienced in the retail sector during 2005, in all geographic regions.

The decrease in the industrial automation product sales is attributable to a contract with a major airline customer for bar code scanning equipment and installation services during 2004 with no comparable contract in 2005 and the loss of certain projects on which we had been working, offset by the increased sales contribution of our Omniplanar business which was acquired in September 2004. Our industrial automation business has exhibited a greater degree of volatility than our data capture and collection business due to the timing and size of related contracts in this business.

Sales to “The Americas” region increased $11.2 million, or 19.4%, in 2005 when compared to the comparable period in 2004. This increase is primarily attributed to ongoing penetration into new vertical markets and Tier 1 retailers, higher demand in our South America markets, and consistent growth with our key distributors and channel partners. EMEA sales increased $12.8 million, or 18.0%, in 2005 when compared to the same period a year ago despite weaker and challenging market conditions, especially during the first half of 2005. The increase in EMEA sales is attributable to increased unit volume offset by lower average selling prices. The increased unit volume, in part, reflects penetration into Tier 1 retailers and continued growth with our channel partners. Asia/Pacific sales increased $4.7 million, or 21.9%, in 2005 when compared with the comparable period in 2004. We continue to experience sizable growth in this region as a result of continued penetration into both new and existing key markets. In addition, our focused expansion of our customer base has yielded significant numbers of new customers across the region. During 2005, we added offices in Korea, Thailand, Taiwan, Australia and a fifth sales office in China, partly contributing to the sales growth in this region.

No individual customer accounted for 10.0% or more of sales in 2005 or 2004.

Cost of sales increased 25.1% to $94.6 million in 2005 from $75.6 million in 2004. As a percentage of sales, cost of sales was 53.0% in 2005 compared with 50.5% in 2004. The increase in the percentage of cost of sales in 2005 was due to the following:

•       Competitive pricing on direct sales to Tier 1 retailers in the United States and EMEA.

•       Less favorable product mix within our data capture & collection business segment resulting from increased sales of our new product offerings that have lower margins and have not yet been fully cost reduced as well as certain non-Metrologic products.

•       Completion of a contract with a major airline customer that resulted in a favorable impact during 2004.

•       Higher freight costs to ensure timely delivery of products to our international locations to meet increased customer demand as well as higher fuel surcharges.

These factors were partially offset by a decrease in direct material costs for selected products resulting from product redesigns and our engineering efforts to reduce bill of material costs.

Selling, general and administrative expenses (“SG&A expenses”) increased $5.5 million or 14.1%, to $45.2 million in 2005 from $39.7 million in 2004. As a percentage of sales, SG&A expenses were 25.4% in 2005 as compared with 26.5% in 2004. The increase in SG&A expenses was due to increased variable selling expenses associated with the higher sales volume in 2005, severance related costs associated with the reorganization of our sales force in the EMEA sales region, and an increase in personnel costs as we started to increase our infrastructure to support the increased sales levels during 2005 and beyond.

On February 28, 2006, the U.S. District Court for the Southern District of New York handed down a decision upholding the arbitration award entered in August 2005 which found that we owe Symbol Technologies, Inc. for past royalties and interest on sales of our MS9520 Voyager and MS6220 Pulsar. As a result, we recorded a $12.6 million charge during the fourth quarter of 2005 to accrue for all royalties and interest due in accordance with the judgment through December 31, 2005. As of December 31, 2005 we had accrued approximately $14.4 million, which we expect to pay during the first quarter of 2006. We expect royalty payments of $10 per unit on these products to cease during the second quarter of 2006 as a result of already-implemented actions; however in the interim, we expect this to have a short-term effect on gross margins and interest expense. Interest expense will continue to accrue until the cash payment is made to Symbol Technologies, Inc.

Research and development expenses (“R&D expenses”) increased $0.9 million or 12.7%, to $7.5 million in 2005 from $6.6 million in 2004. As a percentage of sales, R&D expenses were 4.2% in 2005 as compared with 4.4% in 2004. In absolute dollars, the increase in R&D expenses, which consists primarily of higher salaries and R&D material costs, was the result of ongoing new product development efforts.

Net interest income/expense reflects $0.6 million of net interest income in 2005 compared to $0.2 million of net interest income in 2004. The increase can be attributed to higher interest income due to higher cash and cash equivalent balances and marketable securities, partially offset by higher interest expense and related borrowings outstanding under our European credit facilities in 2005.

Other income/expense reflects net other income of $1.3 million in 2005 compared to net other income of $2.0 million in 2004. The change can be attributed primarily to the PSC litigation settlement pursuant to which we received $2.25 million in 2005, offset by $3.2 million of higher net foreign exchange losses (net foreign exchange loss of $0.9 million in 2005 when compared to a net foreign exchange gain of $2.3 million in 2004) as a result of volatility in foreign currency exchange rates.

Income from continuing operations was $16.3 million, or $0.70 per diluted share in 2005 compared with $20.3 million or $0.89 per diluted share in 2004.

Income from the discontinued operation, net of income taxes was $1.6 million, or $0.07 per diluted share in 2005 compared with $2.4 million or $0.10 per diluted share in 2004.

Net income was $17.8 million in 2005 as compared with $22.7 million in 2004. Net income reflects a 22.0% and 33.0% effective income tax rate in 2005 and 2004, respectively. The decrease in the effective income tax rate can be attributed to the benefits afforded under the American Jobs Creation Act of 2004. During 2005 the Company repatriated approximately $17 million of foreign earnings from our China subsidiary for which a portion of these earnings had been previously provided for in prior years.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Sales increased 26.7% to $149.7 million in 2004 from $118.2 million in 2003. The increase was attributed to higher sales in both the data capture & collection and industrial automation business segments. Sales of our data capture & collection products increased by 24.2% and sales of industrial automation products increased by 77.7%. Approximately $6.6 million of the increase in data capture & collection sales resulted from the strengthening of the euro against the U.S. dollar in 2004. Data capture & collection sales increased approximately $31.2 million due to increased unit sales of our handheld scanners. These factors were partially offset by a decrease of approximately $10.5 million resulting from lower average selling prices due to competitive pricing pressures experienced in the retail sector during 2004, in all geographic regions.

The increase in the industrial automation product sales is primarily due to continued sales under a contract with a large systems integrator for use in a new automated parcel and package system for the U.S. Postal Service, ongoing integration services with regard to a contract with a major airline customer for bar code scanning equipment and installation services to build and install scanning stations and tunnels for use in baggage handling systems, and also the sales contribution from our Omniplanar acquisition which closed at the end of the third quarter of 2004.

International sales accounted for $101.9 million or 68.1% of total sales in 2004 and $79.9 million, or 67.6% of total sales in 2003. The increase in international sales was from increased sales in our EMEA and APAC geographic regions. No individual customer accounted for 10% or more of revenues in 2004 or 2003. The increase in EMEA sales can be attributed to increased unit volume along with the strengthening of the euro against the U.S. dollar, offset by lower average selling prices. The increase in our unit volume within EMEA is attributed to increased sales though our expansive distributor network coupled with the addition of several new key end user accounts. The increase in our APAC sales is primarily attributable to year over year growth due to continued penetration into both new and existing key markets.

Cost of sales increased 16.0% to $75.6 million in 2004 from $65.2 million in 2003. As a percentage of sales, cost of sales was 50.5% in 2004 compared with 55.2% in 2003. The decrease in the percentage of cost of sales in 2004 was due to the following:

•       The strengthening of the euro against the U.S. dollar, as discussed above, net of the decreases in average selling prices.

•       A decrease in direct labor costs as a percent of sales as a result of increased unit production in our Suzhou, China facility during 2004.

•       A decrease in direct material costs as a percent of sales resulting from cost reduction initiatives, primarily product redesigns lowering our bill of material costs.

•       A decrease in royalty costs due to a reduction in the number of products covered by the agreement between Symbol Technologies and the Company. (See Note 10 to the Consolidated Financial Statements, “Commitments and Contingencies,” located elsewhere in this document.)

•       More favorable product mix resulting from increased sales of certain more profitable handheld scanners in 2004.

•       Lower overhead expenses, including a decrease in rent expense due to the purchase of the Blackwood manufacturing facility in December 2003 and a decrease in indirect labor attributed to efficiencies in manufacturing engineering and product support efforts.

These factors were partially offset by increased sales of certain lower margin products, including our portable data terminals that are not manufactured by us, but purchased from other sources. These items generally have margins 10-15% lower than our own manufactured products.

SG&A expenses increased $11.0 million or 38.3%, to $39.7 million in 2004 from $28.7 million in 2003. As a percentage of sales, SG&A expenses were 26.5% in 2004 as compared with 24.3% in 2003. The increase in SG&A expenses was due to increased variable selling expenses associated with the higher sales volume in 2004, the strengthening of the euro against the U.S. dollar on euro denominated expenses, increased professional service fees related to our Sarbanes-Oxley section 404 compliance, an increase in legal costs associated with ongoing litigation matters, and an increase in personnel costs as we started to increase our infrastructure to support the increased sales levels during 2004 and beyond.

R&D expenses increased $1.2 million or 21.9%, to $6.6 million in 2004 from $5.4 million in 2003. As a percentage of sales, R&D expenses were 4.4% in 2004 as compared with 4.5% in 2003. In absolute dollars, the increase in R&D expenses, which consists primarily of higher salaries and R&D material costs, was the result of ongoing new product development efforts including expanded efforts focused on our development of the IQ camera-based vision system.

Net interest income/expense reflects $0.2 million of net interest income in 2004 compared to $1.1 million of net interest expense in 2003. The decrease can be attributed to the following factors: (i) lower interest expense and related outstanding borrowings in 2004 due to repayments and/or termination of outstanding debt issuances during fiscal 2003 and (ii) higher interest income due to higher cash and cash equivalent balances and marketable securities resulting from the proceeds received from the follow-on public offering that closed in October 2003. Interest expense in 2003 includes $0.2 million of unamortized original issue discount associated with repayment of the subordinated note to Mr. and Mrs. Knowles in October 2003.

Other income/expense reflects net other income of $2.0 million in 2004 compared to net other income of $2.2 million in 2003. The decrease in other income was due to (i) a $2.2 million gain on the early repayment of subordinated debt related to the acquisition of AOA in 2003; offset by (ii) foreign exchange gains of $2.3 million in 2004 as compared with foreign exchange gains of $0.8 million in 2003; and

(iii) $0.5 million of bank charges in 2003 incurred in connection with our efforts to refinance our bank debt and restructure our overall debt position that enabled us to realize the gain on early extinguishment of debt.

Income from continuing operations was $20.3 million, or $0.89 per diluted share in 2004 compared with $13.3 million or $0.69 per diluted share in 2003.

Income from the discontinued operation, net of income taxes was $2.4 million, or $0.10 per diluted share in 2004 compared with $0.6 million or $0.03 per diluted share in 2003. The increase was attributable to the 42.4% increase in sales reflecting sales on large contracts and increased optical system sales.

Net income was $22.7 million in 2004 as compared with $13.9 million in 2003. Net income reflects a 33% and 34% effective income tax rate in 2004 and 2003, respectively. The decrease in the effective income tax rate can be attributed to the recognition of research & development tax credits.

Inflation and Seasonality

Inflation and seasonality have not had a material impact on our results of operations. However, our sales are typically impacted by decreases in seasonal demand from European customers in our third quarter. In addition, our first quarter is also impacted by factors, such as: (i) the establishment of new customer budgets, (ii) the expiration of legislative calendar-year programs and (iii) start-up investment of pilot efforts. Finally, our fourth quarter has historically been our strongest quarter, representing approximately 30% of our consolidated annual revenues. For quarterly results of operations, see Supplementary Data following the Notes to our Consolidated Financial Statements.

Liquidity and Capital Resources

Operating Activities for the Period Ended December 31, 2005

Net cash provided from operations decreased $14.4 million, or 51.2% from $28.1 million in 2004 to $13.7 million in 2005. Net cash provided by operating activities in 2005 can be attributed primarily to net income of $17.8 million, adjusted for Symbol litigation contingency charge of $12.6 million, depreciation and amortization of $7.0 million, increases in accrued expenses and accounts payable of $8.5 million, offset by increases in inventory, accounts and other receivables of $24.1 million and $8.1 million of deferred income tax benefit.

Our working capital increased $9.0 million to $92.3 million as of December 31, 2005 from $83.3 million as of December 31, 2004 as a result of our profitable operations. Approximately $4.1 million of our working capital increase was attributed to our discontinued operation AOA. (See Note 16-Subsequent Events for additional information regarding the divestiture of AOA). The following is a summary of our significant balance sheet changes:

•       Inventory increased $5.5 million to $29.4 million as of December 31, 2005 from $23.9 million as of December 31, 2004. The increase was a result of a planned buildup in the inventory levels at our stocking locations resulting from longer delivery cycles of finished goods as we increased our use of ocean shipments to maximize logistic efficiencies as well as to improve product availability throughout the world so that we may capitalize on opportunities that require a timely delivery response.

•       Accounts receivable, net increased $13.3 million to $48.5 million as of December 31, 2005 from $35.2 million as of December 31, 2004. The increase was primarily attributable to our increased sales volumes especially near the end of the fourth quarter and higher receivable balances at our AOA subsidiary which was the result of contract timing. Our days sales outstanding increased to 72 days in 2005 from 64 days in 2004.

•       Cash and cash equivalents and marketable securities increased $9.2 million to $73.9 million as of December 31, 2005 from $64.7 million as of December 31, 2004. The increase was a result of the various factors discussed above.

•       The current portion of lines of credit and notes payable increased $2.1 million to $18.4 million as of December 31, 2005 from $16.3 million as of December 31, 2004. The increase is a result of increased borrowings under our foreign lines of credit which acts as a natural hedge against rapid and volatile currency fluctuations.

•       Deferred contract revenue decreased $0.8 million to $0.7 million as of December 31, 2005 from $1.5 million as of December 31, 2004. The decrease was the result of the completion and recognition of revenue for work performed on a specific contract that was recorded as deferred contract revenue in 2004.

•       Accrued expenses increased $16.2 million to $32.5 million as of December 31, 2005 from $16.3 million as of December 31, 2004. The increase was primarily attributable to the accruals of $14.4 million for the Symbol litigation accrual, higher accrued corporate taxes and increased compensation and marketing related accruals. The $14.4 million accrual for Symbol litigation includes a fourth quarter charge of $12.6 million plus the transfer of $1.8 million previously reserved for in other liabilities.

•       Accounts payable increased $3.5 million to $14.2 million as of December 31, 2005 from $10.7 million as of December 31, 2004. The increase was a result of increased material purchases to meet higher forecasted demand.

Operating Activities for the Period Ended December 31, 2004

Net cash provided from operations increased $15.9 million, or 130% from $12.2 million in 2003 to $28.1 million in 2004. Net cash provided by operating activities in 2004 can be attributed primarily to net income of $22.7 million, adjusted for depreciation and amortization of $4.8 million, increases in accrued expenses and accounts payable of $11.8 million, offset by increases in inventory and accounts receivable of $11.8 million.

Our working capital increased $9.2 million to $83.3 million as of December 31, 2004 from $74.1 million as of December 31, 2003 as a result of our profitable operations. A decrease to our working capital of $1.1 million was attributed to our discontinued operation AOA. (See Note 16-Subsequent Events for additional information regarding the divestiture of AOA). The following is a summary of our significant balance sheet changes:

•       Inventory increased $6.9 million to $23.9 million as of December 31, 2004 from $17.0 million as of December 31, 2003. The increase was a result of a buildup in the inventory levels resulting from longer delivery cycles of finished goods as we increased our use of ocean shipments to maximize logistic efficiencies as well as to improve product availability throughout the world so that we may capitalize on opportunities that require a timely delivery response.

•       Accounts receivable, net increased $7.8 million to $35.2 million as of December 31, 2004 from $27.4 million as of December 31, 2003. The increase was primarily attributable to our increased sales volumes especially near the end of the fourth quarter. Our days sales outstanding increased slightly to 64 days in 2004 from 63 days in 2003.

•       Cash and cash equivalents and marketable securities increased $15.9 million to $64.7 million as of December 31, 2004 from $48.8 million as of December 31, 2003. The increase was a result of the various factors discussed above.

•       The current portion of lines of credit and notes payable increased $11.1 million to $16.3 million as of December 31, 2004 from $5.2 million as of December 31, 2003. The increase was a result of notes issued as a result of the Omniplanar acquisition in the third quarter of 2004, as well as increased borrowings under our foreign lines of credit which acts as a natural hedge against rapid and volatile currency fluctuations.

•       Deferred contract revenue increased $1.2 million to $1.5 million as of December 31, 2004 from $0.3 million as of December 31, 2003. The increase was the result of the recognition of deferred revenue for a contract in which cash received was in excess of the revenue earned based on percentage completed.

•       Accrued expenses increased $4.8 million to $16.3 million as of December 31, 2004 from $11.5 million as of December 31, 2003. The increase was primarily attributable to higher accrued corporate taxes, warranties and professional fees.

•       Accounts payable increased $3.2 million to $10.7 million as of December 31, 2004 from $7.5 million as of December 31, 2003. The increase was a result of increased material purchases to meet higher forecasted demand.

Investing activities

Cash used in investing activities was $5.4 million and $17.5 million for the years ended December 31, 2005 and 2004, respectively. The decrease in cash used in investing activities was primarily due to the closing of the Omniplanar acquisition resulting in a cash payment of approximately $9.1 million in September, 2004, and the purchase of the remaining 49% interest in Metrologic Eria France in fiscal 2004 for approximately $4.3 million, offset by increased net proceeds from sales of marketable securities and quarterly installments of approximately $1.0 million to purchase the remaining 49% minority interest in Metrologic Eria Iberica in fiscal 2005. See “Acquisition of Minority Interests” below for additional information regarding these transactions.

For 2006, we expect capital expenditures to more than double the levels experienced in 2005. Our current plans for future capital expenditures include, but are not limited to: (i) continued investment and expansion of our facilities; and (ii) additional manufacturing automation equipment and information technology related equipment.

Financing activities

Cash provided by financing activities was $3.2 million and $11.7 million for the years ended December 31, 2005 and 2004, respectively. This change was primarily attributed to (i) reduced net borrowings of $5.1 million on lines of credit during 2005; (ii) repayment of $1.9 million of the notes payable in connection with the acquisition of Omniplanar; (iii) lower cash proceeds of $1.5 million from the exercise of stock options and employee stock purchases under the employee stock purchase plan during 2005.

Outstanding debt and financing arrangements

On January 31, 2003, we executed an Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated July 9, 2002 (the “Agreement”). The Amendment, which extended the Agreement until January 31, 2006, provided for a $13 million revolving credit facility and a $4.5 million term loan. Principal payments on the term loan were $94,000 each month commencing in March 2003 with the balance due at maturity. The interest rates under the Amendment were prime plus 0.25% on borrowings under the revolving credit facility and prime plus 0.75% on the term loan. The Amendment contained various negative and positive covenants, including minimum tangible net worth requirements and fixed charge coverage ratios. All outstanding borrowings under the Agreement were repaid in October 2003 and the Agreement was terminated. As a result, unamortized deferred financing costs of $0.1 million were recognized as a charge to income in the fourth quarter of 2003.

In connection with the acquisition of AOA, we entered into Subordinated Promissory Notes (“Subordinated Debt”) aggregating $11.0 million with United Technologies Optical Systems (“UTOS”). In January 2003, we and UTOS entered into a Payoff Agreement to accelerate the principal payments on the Subordinated Debt. In accordance with the Payoff Agreement, we paid UTOS $5.0 million on January 31, 2003 and $3.8 million on March 31, 2003 as payment in full of our obligation under the Subordinated Debt. Accordingly, we recorded a $2.2 million gain on the extinguishment of the Subordinated Debt in March 2003.

In order to provide us with sufficient subordinated financing within the time period required to meet the terms of the Payoff Agreement which provided a $2.2 million gain, in January 2003 we issued a $4.3 million subordinated note to C. Harry Knowles, our Chairman and former Chief Executive Officer, and his spouse, Janet H. Knowles, a Director and Vice President, Administration. The subordinated note bore interest at 10.0% and required 60 monthly principal payments of $36,000 with the balance of $2.1 million due in January 2008. In connection with this note, we issued a common stock purchase warrant, expiring on January 31, 2013, to Mr. and Mrs. Knowles to purchase 195,000 shares of our common stock at an exercise price of $3.47 per share, which was the fair market value on the date of issuance. These warrants were valued at the time of issue at approximately $0.25 million, and the resulting original issue discount was being amortized into interest expense over the life of the subordinated note. This note was paid in full in October 2003 and the unamortized original issue discount of $0.2 million was recognized as a charge to interest expense in the fourth quarter of 2003.

In connection with the acquisition of Omniplanar, the Company signed a promissory note with a discounted value of $3.8 million. During the year ended December 31, 2005, the Company paid $1.9 million with the remaining $1.9 million payable in March 2006.

Certain of the Company’s European subsidiaries have entered into working capital and invoice discounting agreements with HypoVereinsbank, Dresdner, Société Générale, La Caixa and HSBC Bank. Outstanding borrowings under the working capital agreement with HypoVereinsbank, Dresner and HSBC have been guaranteed by the parent company. These agreements provide the Company with availability of up to $19.1 million, using December 31, 2005 exchange rates, at interest rates ranging from 3.1% to 6.5%. In addition, the Company’s subsidiary Metrologic do Brasil has a working capital agreement with Banco Bradesco SA with availability of up to 0.6 million real or $0.3 million, using December 31, 2005 exchange rates. At December 31, 2005 and 2004, $16.0 million and $14.1 million were outstanding under such agreements, and accordingly, are included in lines of credit in our consolidated balance sheets.

We believe that our current cash and working capital positions and expected operating cash flows will be sufficient to fund our working capital, planned capital expenditures, and debt repayment requirements for the foreseeable future.

Foreign Currency Exchange

Our liquidity has been, and may continue to be, adversely affected by changes in foreign currency exchange rates, particularly the value of the U.S. dollar relative to the euro, the Brazilian real, the Singapore dollar and the Chinese renminbi. In an effort to mitigate the financial implications of the volatility in the exchange rate between the euro and the U.S. dollar, we selectively enter into derivative financial instruments to offset our exposure to foreign currency risks. Derivative financial instruments may include (i) foreign currency forward exchange contracts with our primary bank for periods not exceeding six months, which partially hedge sales to our German subsidiary and (ii) euro based loans, which act as a partial hedge against outstanding intercompany receivables and the net assets of our European subsidiary, which are denominated in euros. Additionally, our European subsidiary invoices and receives payment in certain other major currencies, including the British pound, which results in an additional mitigating measure that reduces our exposure to the fluctuation between the euro and the U.S. dollar although it does not offer protection against fluctuations of that currency against the U.S. dollar. No derivative instruments were outstanding at December 31, 2005.

Acquisition of Minority Interests

Our original 51.0% interest in Metrologic Eria Iberica contained an option for us to purchase the remaining 49.0% interest. The purchase price under the option is calculated based on a twelve-month multiple of sales and provides us with a twelve-month period in which to find a buyer or negotiate a purchase price with a default minimum. In 2003, we agreed to purchase the 49.0% of Metrologic Eria Iberica that we did not own for approximately 5.9 million euros. Payments were scheduled over 3 years commencing in August 2003. On December 1, 2005, the Company accelerated the payments and purchased all the remaining minority interest. During the year ended December 31, 2005, the Company purchased the outstanding interest of 23% for approximately 2.7 million euros or $3.2 million at the exchange rate on December 31, 2005.

Disclosures about Contractual Obligations and Commercial Commitments

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Long-Term Debt	$2,400	$2,400	$—	$—	$—
Capital Lease Obligations	64	61	3	—	—
Operating Leases	4,431	1,502	1,956	640	333
Total Contractual Cash Obligations	$6,895	$3,963	$1,959	$640	$333

Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Revolving credit facility	$15,989	$15,989	$—	$—	$—

Item 7A—Quantitative and Qualitative Disclosures about Market Risk

Market Risk Sensitive Instruments.   The market risk inherent in our market risk sensitive instruments and position is the potential loss arising from adverse changes in foreign currency exchange rates and interest rates.

Interest Rate Risk.   Our bank loans expose our earnings to changes in short-term interest rates, since interest rates on the underlying obligations are either variable or fixed for such a short period of time as to effectively become variable. The fair values of our bank loans are not significantly affected by changes in market interest rates. The impact on earnings of a hypothetical 10% change in interest rates on our outstanding debt would have been approximately $0.1 million and $0.04 million in 2005 and 2004, respectively. Actual results may differ.

Foreign Exchange Risk.   We periodically enter into forward foreign exchange contracts principally to hedge the currency fluctuations in transactions denominated in foreign currencies, namely the euro, thereby mitigating our risk that would otherwise result from changes in exchange rates. Principal transactions hedged are intercompany sales and payments. A large percentage of our foreign sales are transacted in foreign local currencies. As a result, our international operating results are subject to foreign exchange rate fluctuations. A hypothetical 10% percent strengthening or weakening of the U.S. dollar against the euro could have had an impact of $0.2 million and $0.1 million on our net earnings in 2005 and 2004, respectively. Actual results may differ.

We are subject to risk from fluctuations in the value of the euro relative to the U.S. dollar for our European subsidiaries, which use the euro as their functional currency and are translated into U.S. dollars in consolidation. Such changes result in cumulative translation adjustments which are included in other comprehensive income (loss). At December 31, 2005 and 2004, we had translation exposure. The potential effect on other comprehensive income (loss) resulting from a hypothetical 10% change in the quoted euro rate amounts to $1.3 million and $0.4 million in 2005 and 2004, respectively. Actual results may differ.

In addition, we held debt denominated in euros at December 31, 2005 and 2004, and recognized foreign currency translation adjustments in net income. The potential effect resulting from a hypothetical 10% adverse change on the quoted euro rate amounts to $1.6 million and $1.4 million in 2005 and 2004, respectively. Actual results may differ.

Item 8.                        Financial Statements and Supplementary Data

Index	Pages
Report of Independent Registered Public Accounting Firm on Financial Statements and Schedule	F-1
Consolidated Balance Sheets at December 31, 2005 and 2004	F-2
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-3
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2005, 2004 and 2003	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-5
Notes to Consolidated Financial Statements	F-6
Supplementary Data	F-28
Financial statement schedule:

Schedule II—Valuation and Qualifying Accounts is filed herewith. All other schedules are omitted because they are not applicable, not required, or because the required information is included in the consolidated financial statements or notes thereto.

F-30

Report of Independent Registered Public Accounting Firm on Financial Statements and Schedule

To the Board of Directors and Shareholders of Metrologic Instruments, Inc.

We have audited the accompanying consolidated balance sheets of Metrologic Instruments, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metrologic Instruments, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Metrologic Instruments Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006 (not provided herein) expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania March 13, 2006, except for the investments paragraph in Note 2 and Note 16 as to which the date is November 20, 2006.

Metrologic Instruments, Inc.
Consolidated Balance Sheets
(amounts in thousands except share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$49,463	$36,340
Marketable securities	24,475	28,375
Accounts receivable, net of allowance of $627 and $544 in 2005 and 2004, respectively	48,462	35,153
Inventory, net	29,364	23,865
Deferred income taxes	801	692
Other current assets	5,599	3,677
Total current assets	158,164	128,102
Property, plant and equipment, net	20,402	19,468
Goodwill	25,745	24,607
Computer software, net	8,949	11,221
Other intangibles, net	8,409	7,634
Deferred income taxes	4,262	1,332
Other assets	251	163
Total assets	$226,182	$192,527
Liabilities and shareholders’ equity
Current liabilities:
Lines of credit	$15,989	$14,138
Current portion of notes payable	2,444	2,127
Accounts payable	14,200	10,734
Accrued expenses	32,509	16,278
Deferred contract revenue	739	1,507
Total current liabilities	65,881	44,784
Notes payable, net of current portion	3	2,015
Deferred income taxes	8	5,055
Other liabilities	—	2,657
Shareholders’ equity:
Preferred stock, $0.01 par value: 500,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 30,000,000 shares authorized; 22,320,014 and 21,782,276 shares issued and outstanding in 2005 and 2004, respectively	223	218
Additional paid-in capital	92,828	87,500
Retained earnings	68,975	51,162
Accumulated other comprehensive loss	(1,736)	(864)
Total shareholders’ equity	160,290	138,016
Total liabilities and shareholders’ equity	$226,182	$192,527

See accompanying notes.

Metrologic Instruments, Inc.
Consolidated Statements of Operations
(amounts in thousands except per share data)

	Year Ended December 31,
	2005	2004	2003
Sales	$178,375	$149,735	$118,198
Cost of sales	94,593	75,631	65,214
Gross profit	83,782	74,104	52,984
Selling, general and administrative expenses	45,243	39,667	28,678
Symbol litigation contingency	12,600	—	—
Research and development expenses	7,454	6,616	5,427
Operating income	18,485	27,821	18,879
Other income (expenses)
Interest income	1,626	624	123
Interest expense	(1,046)	(439)	(1,223)
Foreign exchange transaction gain (loss)	(947)	2,258	805
Litigation settlement	2,250	—	—
Gain on extinguishment of debt	—	—	2,200
Other, net	1	(282)	(808)
Total other income	1,884	2,161	1,097
Income from continuing operations before provision for income taxes	20,369	29,982	19,976
Provision for income taxes on continuing operations	4,113	9,707	6,717
Income from continuing operations	16,256	20,275	13,259
Income from discontinued operation, net of income taxes	1,557	2,405	622
Net income	$17,813	$22,680	$13,881
Weighted average shares outstanding	22,129,235	21,472,021	17,597,068
Net effect of dilutive securities	984,144	1,501,860	1,785,582
Total shares outstanding used in computing diluted earnings per share	23,113.379	22,973.881	19,382.650
Basic Earnings per Share:
Earnings from continuing operations	$0.73	$0.95	$0.75
Earnings from discontinued operation	0.07	0.11	0.04
	$0.80	$1.06	$0.79
Diluted Earnings per Share:
Earnings from continuing operations	$0.70	$0.89	$0.69
Earnings from discontinued operation	0.07	0.10	0.03
	$0.77	$0.99	$0.72

See accompanying notes.

Metrologic Instruments, Inc.
Consolidated Statements of Shareholders’ Equity
(amounts in thousands except share data)

	Common Stock*	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balances, January 1, 2003	$164	$17,579	$14,601	$(2,873)	$29,471
Comprehensive income:
Net income	—	—	13,881	—	13,881
Other comprehensive income—foreign currency translation adjustment	—	—	—	1,590	1,590
Total comprehensive income	—	—	—	—	15,471
Issuance of 3,450,000 shares of common stock	35	55,480	—	—	55,515
Issuance of warrants	—	247	—	—	247
Exercise of stock options	9	3,354	—	—	3,363
Tax benefit from exercise of stock options	—	3,488	—	—	3,488
Stock issued through employee stock purchase plan	—	53	—	—	53
Balances, December 31, 2003	$208	$80,201	$28,482	$(1,283)	$107,608
Comprehensive income:
Net income	—	—	22,680	—	22,680
Other comprehensive income—foreign currency translation adjustment	—	—	—	419	419
Total comprehensive income	—	—	—	—	23,099
Exercise of stock options	10	3,082	—	—	3,092
Tax benefit from exercise of stock options	—	4,107	—	—	4,107
Stock issued through employee stock purchase plan	—	110	—	—	110
Balances, December 31, 2004	$218	$87,500	$51,162	$(864)	$138,016
Comprehensive income:
Net income	—	—	17,813	—	17,813
Other comprehensive loss—foreign currency translation adjustment	—	—	—	(872)	(872)
Total comprehensive income	—	—	—	—	16,941
Exercise of stock options	5	1,484	—	—	1,489
Tax benefit from exercise of stock options	—	3,682	—	—	3,682
Stock issued through employee stock purchase plan	—	162	—	—	162
Balances, December 31, 2005	$223	$92,828	$68,975	$(1,736)	$160,290

*                    Amounts denoted include the effect of the 2003 stock splits.

See accompanying notes.

Metrologic Instruments, Inc.
Consolidated Statements of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2005	2004	2003
Operating activities
Net income	$17,813	$22,680	$13,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,618	3,483	2,915
Amortization	3,367	1,321	620
Deferred income tax (benefit) provision	(8,086)	1,274	1,634
(Gain) loss on disposal of property	(2)	110	109
Gain on extinguishment of debt	—	—	(2,200)
Amortization of warrants and deferred financing fees	—	—	357
Note discount amortization	101	—	—
Changes in operating assets and liabilities:
Accounts receivable	(15,233)	(6,106)	(5,446)
Inventory	(6,667)	(5,738)	(1,829)
Other current assets	(2,225)	15	(1,434)
Other assets	(88)	41	554
Accounts payable	3,632	3,087	(1,480)
Accrued expenses	17,512	8,682	5,331
Other liabilities	(15)	(735)	(802)
Net cash provided by operating activities	13,727	28,114	12,210
Investing activities
Restricted cash	—	—	1,000
Purchase of property, plant and equipment	(4,640)	(4,934)	(6,892)
Patents and trademarks	(1,385)	(1,054)	(882)
Cash paid for purchase of business, net of cash acquired	—	(9,087)	—
Purchase of minority interests in subsidiaries	(3,345)	(6,726)	(1,442)
Purchases of marketable securities	(191,350)	(76,400)	(52,575)
Sales of marketable securities	195,250	80,600	20,000
Proceeds from sale of property	77	53	—
Net cash used in investing activities	(5,393)	(17,548)	(40,791)
Financing activities
Proceeds from equity offering, net of expenses	—	—	55,515
Proceeds from exercise of stock options and employee stock purchase plan	1,651	3,202	3,416
Proceeds from issuance of notes payable	—	—	4,169
Principal payments on notes payable	(2,037)	(134)	(22,206)
Net borrowings on lines of credit	3,723	8,779	3,576
Capital lease payments	(139)	(139)	(77)
Issuance of warrants	—	—	247
Increase in deferred financing costs	—	—	(110)
Net cash provided by financing activities	3,198	11,708	44,530
Effect of exchange rates on cash	1,591	(2,176)	(909)
Net increase in cash and cash equivalents	13,123	20,098	15,040
Cash and cash equivalents at beginning of year	36,340	16,242	1,202
Cash and cash equivalents at end of year	$49,463	$36,340	$16,242
Supplemental Disclosures:
Cash paid during the year for interest	$895	$267	$1,469
Cash paid during the year for income taxes	$7,325	$2,709	$2,989
Noncash investing and financing activities:
Equipment acquired through capital leases	$—	$53	$287
Tax benefit from exercise of stock options	$3,682	$4,107	$3,488

See accompanying notes

Metrologic Instruments, Inc.
Notes to Consolidated Financial Statements
December 31, 2005
(dollars in thousands, except per share data)

1.                 Business

Metrologic Instruments, Inc. and its subsidiaries (collectively, the “Company”) design, manufacture and market bar code scanning and high-speed automated data capture solutions using laser, holographic and vision-based technologies. The Company offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries.

2.                 Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Metrologic Instruments, Inc., and its domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Shipping and Handling

Amounts charged to customers for shipping and handling are included in sales. Shipping and handling amounts incurred by the Company are included in costs of sales.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

Revenue from product sales is recognized upon shipment of products and passage of title to customers. The Company has agreements with certain distributors that provide limited rights of return. Allowances for product returns and allowances are estimated based on historical experience and provisions are recorded at the time of shipment.

Revenue is recognized on a percentage of completion basis (generally measured using the cost-to-cost method) for long-term contracts for the sale of tangible products and upon delivery for short-term contracts. Cost and profit estimates are continually re-evaluated and revised, when necessary, throughout the life of the contract. Any adjustments to revenue and profit due to changes in estimates are accounted for in the period of the change in estimate. Provisions for estimated losses, if any, on uncompleted contracts are made in the periods in which such losses become probable and can be reasonably estimated.

Revenue for the sale of software licenses is recognized when: (1) the Company enters into a legally binding arrangement with a customer for the license of software; (2) the Company delivers the software;

(3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection from the customer is probable. If the Company determines that collection of a fee is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured. As it relates to the general Post-Contract Customer Support (“PCS”) clauses within each of the contracts, we currently do not have any vendor specific objective evidence (“VSOE”) of fair value to bifurcate the PCS from the license fee element. In addition, we believe that we meet each of the four criteria which allows us to recognize the revenue together with the license fee at the onset of the license period, assuming delivery of the software has taken place.

Advertising Expenses

The Company expenses all advertising costs as incurred and classifies these costs in selling, general and administrative expenses. Advertising expenses for fiscal years 2005, 2004, and 2003 were $2.9 million, $2.4 million, and $2.0 million, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments

Marketable securities consist of investments in auction rate securities and other similar type instruments. All of these investments are classified as available-for-sale. The costs of these marketable securities approximate their market values as of December 31, 2005 and 2004, respectively. The Company invests excess cash in a variety of marketable securities, including auction rate securities. Auction rate securities have long-term underlying maturities, but have interest rates that are reset every 90 days or less, at which time the securities can typically be purchased or sold, creating a highly liquid market. The Company’s intent is not to hold these securities to maturity, but rather to use the interest rate reset feature to provide liquidity as necessary. The Company’s investment in these securities provides higher yields than money market and other cash equivalent investments. In addition all purchases and sales of auction rate securities are reflected in the investing activities section of the Company’s Consolidated Statements of Cash Flows.

Fair Values of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable and accounts payable approximate fair value because of their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rate is reflective of rates that the Company could currently obtain on debt with similar terms and conditions. The Company records an allowance for doubtful accounts when it becomes probable that a customer will be unable to make its required payments. Accounts receivable are written off against the allowance for doubtful accounts when collection is deemed remote and all collection efforts have been abandoned.

Inventory

Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is generally determined on the straight-line method for building and improvements over estimated useful lives of 31 to 40 years and on an accelerated method for machinery and equipment over estimated useful lives of 3 to 15 years.

Software Development Costs

Costs incurred in the research and development of new software embedded in products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalization ceases when the product is available for general release to customers.

Internal Use Software

Costs incurred in the development or purchase of internal use software, other than those incurred during the application development stage, are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software. The Company has capitalized $3,278 and $3,127 of software obtained for internal use through December 31, 2005 and December 31, 2004, respectively. Capitalized software costs are amortized on a straight-line basis over seven years. Amortization related to the capitalized software was $576, $487, and $339 for the years ended December 31, 2005, 2004, and 2003, respectively.

Acquisitions

Acquisitions are accounted for using the purchase method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired is recorded as goodwill. For all acquisitions, operating results are included in the consolidated statement of operations from the dates of the acquisitions.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net assets at the date of acquisition. The Company accounts for goodwill in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS 142 provides guidance on accounting for goodwill and intangible assets with indefinite useful lives and prohibits the amortization of these assets. Intangible assets with finite lives continue to be amortized over their estimated useful lives. Intangible assets, including goodwill, that are not subject to amortization are tested for impairment and possible writedown on an annual basis. The Company tests goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of impairment, if any. The Company uses a discounted cash flow analysis to complete the first step in the process. The Company completed its annual impairment tests in 2005, 2004 and 2003 and determined that there were no goodwill impairments to be recognized.

Long-Lived Assets

The Company evaluates impairment of its intangible and other long-lived assets, other than goodwill, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which has been adopted by the Company as of January 1, 2002. SFAS 144 provides guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of Accounting Principles Bulletin Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” When indicators of impairment exist, the Company will compare the estimated future cash flows, on an undiscounted basis, of the underlying operations or assets with their carrying value to determine if any impairment exists. If impairment exists, any adjustment will be determined by comparing the carrying amount of the impaired asset to its fair value. The Company considers all impaired assets “to be held and used” until such time as management commits to a plan to dispose of the impaired asset. At that time, the impaired asset is classified as “to be disposed of” and is carried at its fair value less its cost of disposal. No assets were determined to be impaired in 2005, 2004 and 2003. See Note 16-Subsequent Events describing discontinued operation regarding the divestiture of AOA and the related SFAS 144 impact on the Company’s results of operations.

Foreign Currency Translation

The financial statements of Metrologic’s foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported separately in other comprehensive loss in the consolidated financial statements. Foreign currency transaction gains and losses are included in other income (expense) in the consolidated statements of operations.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of Metrologic’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Earnings Per Share

Basic and diluted earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year and diluted earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year plus the dilutive effect of stock options. The following shares were not included in the computation of diluted earnings per share because the option prices were above the average market price of the company’s common stock, (in thousands): 803, 217, and 0 in 2005, 2004 and 2003, respectively.

Concentrations of Credit Risk

The Company has operations, subsidiaries and affiliates in the United States, Europe, Asia and South America. The Company performs ongoing credit evaluations of its customers’ financial condition, and except where risk warrants, requires no collateral. The Company may require, however, letters of credit or prepayment terms for those customers in lesser-developed countries.

Short-term cash investments are placed with high credit quality financial institutions or in short-term high quality debt securities. The Company limits the amount of credit exposure in any one institution or single investment.

Accounting for Stock Options

The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for stock options. Under APB 25, if the exercise price of the Company’s stock options equals or exceeds the market price of the underlying common stock on the date of grant, no compensation expense is recognized. Had compensation expense for the Company’s stock option plan been determined based upon the fair value at the grant date using the Black Scholes pricing model prescribed under SFAS No. 123, “Accounting for Stock Based Compensation,” the Company’s net income and net income per share would approximate the pro-forma amounts as follows:

	2005	2004	2003
Net income:
As reported	$17,813	$22,680	$13,881
Deduct: (total stock-based employee compensation expense determined under fair value based method, net of related taxes)	(3,449)	(741)	(778)
Pro forma	$14,364	$21,939	$13,103
Net income per share:
Basic:
As reported	$0.80	$1.06	$0.79
Pro forma	0.65	1.02	0.74
Diluted:
As reported	$0.77	$0.99	$0.72
Pro forma	0.62	0.95	0.68

Derivative Financial Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the consolidated balance sheet measured at fair value. Changes in fair value are recognized immediately in earnings unless the derivative qualifies as a hedge of future cash flows. For derivatives qualifying as cash flow hedges, the effective portion of changes in fair value of the derivative instrument is recorded as a component of other comprehensive income and reclassified to earnings in the same period during which the hedged transaction affects earnings. Any ineffective portion (representing the remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged transaction) is recognized in earnings as it occurs.

The Company formally designates and documents each derivative financial instrument as a hedge of a specific underlying exposure as well as the risk management objectives and strategies for entering into the hedge transaction upon inception. The Company also assesses whether the derivative financial instrument is effective in offsetting changes in the fair value of cash flows of the hedged item. The Company recognized no gain or loss related to hedge ineffectiveness in 2005, 2004 or 2003, respectively.

The Company has historically utilized derivative financial instruments to hedge the risk exposures associated with foreign currency fluctuations for payments from the Company’s international subsidiaries denominated in foreign currencies. These derivative instruments are designated as either fair value or cash flow hedges, depending on the exposure being hedged, and have maturities of less than one year. Gains and losses on these derivative financial instruments and the offsetting losses and gains on hedged transactions are reflected in the Company’s statement of operations. The Company does not use these derivative financial instruments for trading purposes. At December 31, 2005, the Company had no derivative financial instruments outstanding.

Stock Splits

On June 6, 2003, the Board of Directors approved a three-for-two stock split of the Company’s common stock. The stock split was payable in the form of a 50% stock dividend and entitled each stockholder of record at the close of business on June 23, 2003 to receive three shares of common stock for every two outstanding shares of common stock held on that date. The stock dividend was payable on July 3, 2003.

On October 7, 2003, the Board of Directors approved a two-for-one stock split of the Company’s common stock. The stock split was payable in the form of a 100% stock dividend and entitled each stockholder of record at the close of business on October 20, 2003 to receive two shares of common stock for every outstanding share of common stock held on that date. The stock dividend was payable on October 30, 2003.

The capital stock accounts, all share data and earnings per share data in the consolidated financial statements give effect to the stock splits, applied retroactively, to all periods presented.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued Statement No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial position, consolidated results of operations or liquidity.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FSP No. 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (the “Jobs Act”). FSP No. 109-2 provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act on an enterprise’s income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004, and provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company’s chief executive officer and approved by a company’s board of directors. Certain other criteria in the Jobs Act must be satisfied as well. The Company has repatriated approximately $17 million of foreign earnings from its China subsidiary during the quarter ended December 31, 2005. The repatriation of these foreign earnings has provided an income tax benefit of approximately $3.1 million, as deferred taxes had been provided on a portion of these earnings in prior years. The Company has adjusted its tax expense and deferred tax liability to reflect the repatriation provisions of the Jobs Act in the financial statements for the year ended December 31, 2005.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-1 (“FSP No. 109-1”), “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP 109-1 provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Act also provides for a two-year phase out of the existing extra-territorial income exclusion (“ETI”) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on the Company’s tax return. The net effect of the phase out of the ETI and the phase in of this new deduction did not result in a material change in its effective tax rate for fiscal year 2005 and the Company does not expect that this will result in a material change in 2006, based on current earnings levels.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In accordance with a Securities and Exchange Commission Rule issued in April 2005, companies will be allowed to implement SFAS No. 123R as of the beginning of the first fiscal year beginning after June 15, 2005. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123R, while the retrospective methods would record compensation expense for all unvested stock options beginning with the first period presented. The Company will adopt the provisions of SFAS No. 123R on January 1, 2006, using the prospective method. The Company expects to continue using the Black-Scholes valuation model in determining the fair value of share-based payments to employees. SFAS No. 123R will also require the Company to change the classification of any tax benefits realized upon exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in its consolidated statement of cash flows. The Company is continuing to evaluate the requirements of SFAS No. 123R and Staff Accounting Bulletin No. 107 and currently expects that the adoption of SFAS No. 123R will result in an increase in compensation expense in 2006 of approximately $2 million to $3 million, excluding the estimated impact of 2006 share-based awards. However, uncertainties, including the Company’s future stock-based compensation strategy, stock price volatility, estimated forfeitures and employee stock option exercise behavior, make it difficult to determine whether the stock-based compensation expense recognized in future periods will be similar to the SFAS No. 123 pro forma expense disclosed in Note 2 to the consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation was effective December 31, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial position, consolidated results of operations or liquidity.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, unless impracticable, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Reclassifications

Certain reclassifications have been made to prior years balances in order to conform to the 2005 presentation.

3.                 Inventory

Inventory consists of the following:

	December 31,
	2005	2004
Raw materials	$10,368	$7,534
Work-in-process	4,316	2,320
Finished goods	14,680	14,011
	$29,364	$23,865

4.                 Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2005	2004
Land	$1,331	$1,312
Buildings and improvements	11,773	11,387
Machinery and equipment	26,208	23,477
Capitalized internal use software	3,278	3,127
Capitalized software development costs	546	546
	43,136	39,849
Less accumulated depreciation	22,734	20,381
	$20,402	$19,468

Machinery and equipment included $345 and $438 under capital leases as of December 31, 2005 and 2004, respectively.  Accumulated depreciation on these assets was $124 and $121 as of December 31, 2005 and 2004, respectively.  Depreciation expense on the Company’s property, plant and equipment was approximately $2,700, $2,800, and $2,200, for 2005, 2004, and 2003, respectively.

5.                 Goodwill and Other Intangible Assets

Goodwill

The changes in the net carrying amount of goodwill for the years ended 2005, 2004 and 2003 consist of the following:

	Data Capture & Collection	Industrial Automation/ Optical	Total
Balance as of January 1, 2003	$4,497	$10,678	$15,175
Purchase of minority interest in subsidiaries	1,548	—	1,548
Currency translation adjustments	813	—	813
Balance as of December 31, 2003	$6,858	$10,678	$17,536
Purchase of minority interest in subsidiaries	6,157	—	6,157
Currency translation adjustments	914	—	914
Balance as of December 31, 2004	13,929	10,678	24,607
Purchase of minority interest in subsidiaries	2,486	—	2,486
Currency translation adjustments	(1,348)	—	(1,348)
Balance as of December 31, 2005	$15,067	$10,678	$25,745

Other Intangibles

The Company has other intangible assets with a net book value of $17.4 million and $18.9 million as of December 31, 2005 and December 31, 2004, respectively.

The following table reflects the components of identifiable intangible assets:

		December 31, 2005		December 31, 2004
	Amortizable Life (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Computer software	5	$11,920	$(2,971)	$11,810	$(589)
Patents and Trademarks	17	9,207	(2,901)	8,197	(2,400)
Holographic Technology	10	1,082	(1,062)	1,082	(946)
License Agreements	17	2,750	(1,075)	2,000	(941)
Covenants not to compete	3	700	(292)	700	(58)
		$25,659	$(8,301)	$23,789	$(4,934)

The Company has determined that the lives previously assigned to these finite-lived assets are still appropriate, and has recorded $3,367, $1,321and $620 of amortization expense for 2005, 2004 and 2003, respectively.

Estimated amortization expense for each of the five succeeding years is anticipated to be $3,400, $3,400, $3,300, $2,700 and $1,000, respectively.

6.                 Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2005	2004
Accrued compensation	$5,171	$3,792
Accrued corporate taxes	2,453	1,848
Accrued marketing	2,202	1,168
Accrued commissions	1,639	1,377
Accrued other taxes	672	1,001
Product warranty	1,074	1,139
Accrued professional fees	1,233	1,321
Accrued rent	755	773
Accrued royalties	223	212
Accrued symbol litigation contingency	14,383	—
Other	2,704	3,647
	$32,509	$16,278

7.                 Debt

Credit Facility

In October 2003, the Company paid all outstanding borrowings and terminated its Amendment to the Amended and Restated Credit Agreement with its primary bank lenders. As a result, the Company recorded a charge to income of $86 for unamortized deferred financing fee in the fourth quarter of 2003. The Amendment, which extended the Amended and Restated Credit Agreement until January 31, 2006, provided for a $13,000 revolving credit facility and a $4,500 term loan. Security interest in the Company’s assets and properties were granted to the bank as security for borrowings under the Amendment and the Amended and Restated Credit Agreements. A portion of the outstanding borrowings under the Amended and Restated Credit Agreement were guaranteed by C. Harry Knowles, Chairman and former Chief Executive Officer, and his spouse, Janet Knowles, a Director and Vice President, Administration. In connection with the Amendment, the personal guarantee by C. Harry Knowles and Janet Knowles were released. The Company currently has no domestic revolving credit facility or term loan agreements in effect.

Subordinated Debt

In connection with the acquisition of AOA, the Company entered into Subordinated Promissory Notes (“Subordinated Debt”) aggregating $11,000 with United Technologies Optical Systems, Inc. (“UTOS”), the former parent of AOA, with scheduled maturities of $9,000 in 2003 and $1,000 in 2004 and 2005. Interest rates were fixed at 10%. In January 2003, the Company and UTOS entered into a Payoff Agreement to accelerate the principal payments on the Subordinated Debt. In accordance with the Payoff Agreement, the Company paid UTOS $5,000 on January 31, 2003 and $3,800 on March 31, 2003 as payment in full of its obligation under the Subordinated Debt. Accordingly, the Company has recorded a $2,200 gain on the extinguishment of the Subordinated Debt in March 2003.

In order to provide the Company with sufficient subordinated financing within the time period required to meet the terms of the Payoff Agreement which provided a $2,200 gain, in January 2003, the Company issued a $4,260 subordinated note to C. Harry Knowles, its Chairman and former Chief Executive Officer, and his spouse, Janet H. Knowles, a Director and Vice President, Administration. The subordinated note bore interest at 10.0% and required 60 monthly principal payments of $36 with the balance of $2,130 due in January 2008. In connection with this note, the Company issued a common stock purchase warrant, expiring on January 31, 2013, to Mr. and Mrs. Knowles to purchase 195,000 shares of its common stock at an exercise price of $3.47 per share, which was the fair market value on the date of issuance. These warrants were valued at the time of issue at $247 in aggregate, and the resulting original issue discount was to be amortized into interest expense over the life of the subordinated note. The subordinated note to Mr. and Mrs. Knowles was paid in full in October 2003 and the unamortized original issue discount of $214 was recognized as a charge to interest expense in the fourth quarter of 2003.

Lines of Credit

Certain of the Company’s European subsidiaries have entered into working capital and invoice discounting agreements with HypoVereinsbank, Dresdner, Société Générale, La Caixa and HSBC Bank. Outstanding borrowings under the working capital agreement with HypoVereinsbank, Dresner and HSBC have been guaranteed by the parent company. These agreements provide the Company with availability of up to $19.1 million, using December 31, 2005 exchange rates, at interest rates ranging from 3.1% to 6.5%. In addition, the Company’s subsidiary Metrologic do Brasil has a working capital agreement with Banco Bradesco SA with availability of up to 0.6 million real or $0.3 million, using December 31, 2005 exchange rates. At December 31, 2005 and 2004, $16.0 million and $14.1 million were outstanding under such agreements, and accordingly, are included in lines of credit in our consolidated balance sheets.

Other

In connection with the acquisition of Omniplanar, the Company signed a promissory note with a discounted value of $3.8 million. During the year ended December 31, 2005, the Company paid $1.9 million with the remaining $1.9 million payable in March 2006. On September 1, 2005 the Company entered into a Cross-License Agreement with Intermec IP Corp., a division of Intermec Inc., which includes a license origination fee of $0.8 million. The Company paid $0.4 million during the year ended December 31, 2005. The remaining scheduled payment of $0.4 million will be paid proportionally in April and July 2006.

Notes payable consist of the following:

	December 31,
	2005	2004
Promissory notes	$2,009	$3,933
Capital lease obligations	63	209
Others	375	—
	2,447	4,142
Less: current maturities	2,444	2,127
	$3	$2,015

8.                 Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and are disclosed in the consolidated balance sheets. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$305	$376
Tax credit carryovers	189	405
Reserves on current assets	744	688
Inventory capitalization	203	152
Warranty reserve	437	430
License reserve	5,941	667
Other	587	425
	8,406	3,143
Deferred tax liability:
Advance license fee	389	396
Unrealized gain on foreign currency	374	482
Depreciation and amortization	879	955
U.S. taxes on unremitted earnings	1,408	4,261
Other	301	80
	3,351	6,174
Net deferred tax asset / (liability)	$5,055	$(3,031)

Significant components of the provision for income taxes on continuing operations are as follows:

	Year ended December 31,
	2005	2004	2003
Current:
Federal	$8,286	$7,012	$2,869
Foreign	2,280	1,989	920
State	1,720	(234)	1,250
Total current	12,286	8,767	5,039
Deferred:
Federal	(7,053)	1,765	1,736
Foreign	(205)	(90)	—
State	(915)	(735)	(58)
Total deferred	(8,173)	940	1,678
Provision for income taxes	$4,113	9,707	$6,717

The effective income tax rate of 20.2%, 32.4% and 33.6% for the years ended December 31, 2005, 2004, and 2003, respectively, differs from the federal statutory rate of 34% for 2003 and 2004 respectively and 35% for 2005 because of the difference in treatment of certain expense items for financial and income tax reporting purposes and state and foreign taxes. A reconciliation between the statutory provision and the provision for financial reporting purposes is as follows:

	December 31,
	2005	2004	2003
Statutory federal tax provision	$7,129	$10,194	$6,828
State income taxes, net of federal income tax benefit	573	(639)	788
Foreign income tax rate differential	(1,528)	(1,837)	(1,443)
US taxes provided on foreign income	(1,731)	2,720	1,191
Tax credits/carryforwards	(274)	(473)	—
Gain on extinguishment of debt	—	—	(748)
Other, net	(56)	(258)	101
Provision for income taxes	$4,113	$9,707	$6,717

The Company has state net operating loss carryforwards of $5,468 and they generally begin to expire in 2009. The Company also has state tax credit carryforwards of $291 that begin to expire in 2013.

The Company’s earnings in China were not subject to local income taxes in the years 2002 through 2003. In addition, the Company will pay income taxes at 50% of the local statutory rate for the years 2004 through 2006. The Company has provided deferred income taxes on $4,000 of taxable income in China at U.S. statutory rates as it is the Company’s intention to repatriate such earnings.

The Company’s cumulative undistributed earnings of foreign subsidiaries that are expected to be reinvested indefinitely, for which no incremental U.S. income or foreign withholding taxes have been recorded, approximated $9,148 at December 31, 2005.

9.                 Related Party Transactions

The Company’s principal shareholder, Director and Chairman of the Board C. Harry Knowles and his spouse, Janet H. Knowles, the Company’s Vice President, Administration, Treasurer and Director, owned and leased to the Company certain real estate utilized in the operation of the Company’s business. Lease payments made to these related parties were approximately $1,209 for the year ended December 31, 2003. Under the terms of the Amended and Restated Credit Agreement, no rental payments were paid to Mr. and Mrs. Knowles during the term of the Amended and Restated Credit Agreement. The unpaid, accrued portion of the rental payments were repaid to Mr. and Mrs. Knowles during 2003 after the Amendment to the Amended and Restated Credit Agreement was executed. The lease for the real estate was replaced in January 2003 with a new lease which was due to expire in December 2012. In December 2003, the Company purchased the real estate from Mr. & Mrs. Knowles for approximately $4.79 million, which was less than the fair market values contained in two independent appraisals.

The accounting firm in which Stanton L. Meltzer, a director of the Company, is a principal, charged fees of approximately $4 and $50 for tax consulting services performed for the Company during the years ended December 31, 2004 and 2003, respectively. The 2004 payments were made prior to the Annual Shareholders meeting in May 2004.

The investment banking company of Janney Montgomery Scott LLC (“JMS”) in which William Rulon-Miller, a director of the Company, serves as Senior Vice President and Director of Investment Banking charged fees totaling approximately $175 in 2003 in connection with assisting the Company with its plans to refinance its bank debt and restructure its overall debt position along with the acquisition of AOA.

10.          Commitments & Contingencies

Operating Leases

The Company has entered into operating lease agreements with unrelated companies to lease manufacturing and office equipment, office space and vehicles for its foreign subsidiaries.

Future minimum lease payments required under the lease agreements as of December 31, 2005 are $1,502 in 2006, $1,088 in 2007, $868 in 2008, $344 in 2009, $296 in 2010 and $333 thereafter. Rental expenses paid to third parties for 2005, 2004 and 2003 were approximately $1,685, $1,623, and $2,084, respectively.

Cross-Licensing Agreement and Settlement of Patent Litigation

In December 1996, the Company and Symbol Technologies, Inc. (“Symbol”) executed an extensive cross-license of patents (the “Symbol Agreement”) for which the Company and Symbol pay royalties to each other under certain circumstances effective January 1, 1996. In connection with the Symbol Agreement, the Company paid Symbol an advance license fee of $1 million in December 1996 and another $1 million in quarterly installments of $125 over the subsequent two years ended December 1998. The Company has amended the Symbol Agreement providing for additional patent licenses whereby the Company and Symbol make recurring periodic royalty payments. Royalty payments under the Symbol Agreement amounted to $811, $1,942, and $1,869 in 2005, 2004, and 2003, respectively. The Company recorded royalty income from Symbol under the agreement of $382, $1,330, and $1,157 in 2005, 2004 and 2003, respectively. The parties are currently in litigation with respect to the Symbol Agreement. For further discussions on the litigation, see Item C below in “Other Legal Matters.”

Other Legal Matters

The Company filed domestic and foreign patent applications to protect its technological position and new product development. When the Company believes competitors are infringing on these patents, the Company may pursue claims or other legal action against these parties. Additionally, from time-to-time, the Company may receive legal challenges to the validity of its patents or allegations that its products infringe the patents of others.

The Company is currently involved in matters of litigation arising in the normal course of business including the matters described below. The Company believes that such litigation either individually or in the aggregate will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows, except as noted below.

A.    Symbol Technologies, Inc. et al. v. the Lemelson Partnership

On July 21, 1999, we and six other leading members of the Automatic Identification and Data Capture Industry (the “Auto ID companies”) jointly initiated litigation against the Lemelson Medical, Educational, & Research Foundation, Limited Partnership (the “Lemelson Partnership”). The suit which was commenced in the U.S. District Court, District of Nevada in Reno, Nevada, and later transferred to the U.S. District Court in Las Vegas, Nevada, requested a declaratory judgment that certain patents owned by the Lemelson Partnership were not infringed, invalid and/or unenforceable for a variety of reasons. The trial on this matter was held from November 2002 through January 2003. On January 23, 2004, the Judge issued a decision in favor of the Auto ID companies finding that the patents in suit were not infringed, invalid and unenforceable. The Lemelson Partnership appealed this decision to the Court of Appeals for the Federal Circuit which upheld the trial court’s decision in its September 2005 ruling. A request for a rehearing by the Lemelson Partnership was denied.

B.     Metrologic v. PSC Inc. and PSC Scanning, Inc. v. Metrologic

On October 13, 1999, we filed suit for patent infringement against PSC Inc. in the U.S. District Court for the District of New Jersey. On May 17, 2004, PSC Scanning, Inc. (“PSC”) filed suit against the Company in the U.S. District Court for the District of Oregon alleging claims of patent infringement of certain of its patents by at least one Metrologic product. On August 29, 2005, the parties entered into a settlement agreement which resolved all outstanding litigation between the parties. Key features of the settlement include a payment of $2.25 million in cash by PSC, discounts on certain products from PSC and covenant not to sue each other under defined sets of patent rights for product configurations that were sold prior to March 16, 2005. The cash settlement of $2.25 million was recorded as income during the third quarter of 2005 and is reflected in Other income (expenses) in our Consolidated Statement of Operations. The product discount arrangement within the settlement agreement will be recorded in our Consolidated Statement of Operations when realized.

C.   Symbol Technologies, Inc. v. Metrologic

On May 3, 2002, we were served with a lawsuit that was filed on April 12, 2002 by Symbol Technologies, Inc. (“Symbol”), in the U.S. District Court for the Eastern District of New York alleging that we were in breach of the terms of the License Agreement between us and Symbol (the “Symbol Agreement”). The Complaint sought a declaratory judgment from the Court that we were in breach of the Symbol Agreement. On March 31, 2003, the Court entered its decision on the parties’ respective motions for summary judgment, and finding in our favor, the Court dismissed certain counts of Symbol’s complaint. On April 9, 2003, Symbol voluntarily dismissed the remaining counts of the complaint. Symbol filed its Notice of Appeal with the U.S. Court of Appeals for the Second Circuit on May 7, 2003. On December 23, 2003, the Court of Appeals dismissed Symbol’s appeal in this matter. In the interim, Symbol decided to proceed with the arbitration for which the Company had filed a Demand in June 2002, which had been stayed pending the decision by the lower court. On June 26, 2003, Symbol filed an Amended Answer and Counterclaims asserting that (a) eleven of Metrologic’s products are royalty bearing products, as defined under the Symbol Agreement, and (b) in the alternative, those products infringe upon one or more of Symbol’s patents. In February 2005, the arbitrator entered an interim award, finding that 8 of the products are not royalty bearing products under the Symbol Agreement but that 3 of the products are royalty bearing products.

In August, 2005, the arbitrator entered a final ruling in the arbitration awarding Symbol past royalties on certain of the Company’s products plus interest. Symbol filed a motion to enter the judgment with the U.S. Federal District Court in the Southern District of New York. The Company filed its motion to vacate the arbitrator’s award in the same court. In February 2006, the Judge granted Symbol’s motion to enter a judgment affirming the arbitrator’s award for past royalties. As of December 31, 2005 the Company has accrued $14.4 million reflecting royalties and interest due in accordance with the judgment through December 31, 2005. We expect future royalty payments to cease on these products during the second quarter of 2006 as a result of already-implemented actions.

D.    Metrologic v. Symbol Technologies, Inc.

On June 18, 2003, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey alleging claims of patent infringement of certain of our patents by at least two Symbol products. The complaint also contains a claim for breach of the Symbol Agreement between the parties. Symbol’s answer to the complaint, filed on July 30, 2003, included counterclaims requesting that a declaratory judgment be entered that the patents in suit are invalid, are not infringed by Symbol and that Symbol is not in breach of the Symbol Agreement. The court will hear arguments on the construction of the claims in the patents in suit in March 2006 and a trial is currently scheduled for September 2006.

E.     Metrologic v. Symbol Technologies, Inc.

On May 17, 2005, the Company filed suit against Symbol in the U.S. District Court for the District of New Jersey for breach of contract for failure to pay royalties in accordance with the terms of the Symbol Agreement. The parties have filed cross motions for summary judgment and dismissal and those motions are currently pending before the court.

F.     Symbol Technologies, Inc. v. Metrologic

On September 23, 2005, Symbol filed suit against the Company in the U. S. District Court in the Eastern District of Texas alleging patent infringement. Symbol filed a related case before the International Trade Commission (“ITC”) also alleging patent infringement of the same patents. A notice of the investigation instituted by the ITC was served on the Company on October 24, 2005. The case in the U.S. District Court in the Eastern District of Texas have been stayed pending the outcome of the matter before the ITC. It is expected that a trial will be held in June 2006 in the ITC with a decision later this year. Metrologic stands firm, in its belief, that its products do not infringe Symbol’s patents. Metrologic will vigorously defend these new allegations of patent infringement.

G.    Symbol Technologies, Inc. v. Metrologic

On March 6, 2006, we were served with a lawsuit that was filed on November 4, 2005 by Symbol in the U.S. District Court in the Eastern District of Texas alleging patent infringement.

We are not aware of any other legal claim or action against us, which could be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

11.          Retirement Plans

The Company maintains a noncontributory defined contribution cash or deferred profit sharing plan covering substantially all employees. Contributions are determined by the Chief Executive Officer and are equal to a percentage of each participant’s compensation. No contributions were made to the Plan for the three years ended December 31, 2005.

Additionally, the Company maintains an employee funded Deferred Compensation Retirement 401(k) Plan, contributions to which are partially matched by the Company at a rate of 60% on the first six percent of employee’s earnings. Contribution expenses were $450, $423, and $347 in 2005, 2004, and 2003, respectively.

12.          Financial Reporting for Business Segments and Geographical Information

The Company generates its revenue from the sale of laser bar code scanners primarily to distributors, value-added resellers, original equipment manufacturers and directly to end users, in locations throughout the world. No individual customer accounted for 10% or more of revenues in 2005, 2004 or 2003. The Company manages its business on a business segment basis dividing the business into two major segments: Data Capture & Collection and Industrial Automation. The Industrial Automation business segment was historically titled “Industrial Automation/Optical Systems”; however due to the divestiture of our wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), we changed its title to be reflective of the current business activities within this segment. See Note 16—Subsequent Events for additional information regarding the divestiture of AOA.

The accounting policies of the segments are the same as those described in the summary of the significant accounting policies. A summary of the business segment operations for 2005, 2004 and 2003 is included below:

	2005	2004	2003
Business segment net sales:
Data Capture & Collection	$169,749	$140,171	$112,817
Industrial Automation	8,626	9,564	5,381
Total	178,375	149,735	118,198
Business segment gross profit:
Data Capture & Collection	$79,929	$69,814	$49,954
Industrial Automation	3,853	4,290	3,030
Total	83,782	74,104	52,984
Business segment operating income:
Data Capture & Collection	$18,035	$25,947	$17,822
Industrial Automation	450	1,874	1,057
Total	18,485	27,821	18,879
Total other income	$1,884	$2,161	$1,097
Income from continuing operations before provision for income taxes	$20,369	$29,982	$19,976
Business segment total assets:
Data Capture & Collection	$186,114	$147,963	$116,631
Industrial Automation	40,068	44,564	23,269
Total	$226,182	$192,527	$139,900

Geographical Information

Geographic results are prepared on a “country of destination” basis, meaning that net sales are included in the geographic area where the customer is located. Assets are included in the geographic area in which the selling entities are located.

The following table details the geographic distribution of the Company’s sales and long-lived assets.

	2005		2004		2003
	Sales	Long-Lived Assets(a)	Sales	Long-Lived Assets(a)	Sales	Long-Lived Assets(a)
The Americas	$68,679	$44,828	$57,511	$45,159	$45,734	$32,333
EMEA	83,593	14,896	70,819	14,081	57,474	7,128
APAC	26,103	3,781	21,405	3,690	14,990	1,627
	$178,375	$63,505	$149,735	$62,930	$118,198	$41,088

(a)           Represents property, plant and equipment, net, goodwill, computer software, net and other intangibles, net.

13.          Incentive Plan

During 2004, the Company’s Board of Directors adopted the 2004 Equity Incentive Plan as the 1994 Incentive Plan had expired. The Company’s Board of Directors have granted incentive and non-qualified stock options pursuant to the Company’s Incentive Plans to certain eligible employees and board members. The shares issued will either be authorized and previously unissued common stock or issued common stock reacquired by the Company. The total number of shares authorized for issuance under the 2004 Equity Incentive Plan is 1,500,000. Shares canceled for any reason without having been exercised shall again be available for issuance under the Plan. An aggregate of 889,500 shares were available for grant under the 2004 Equity Incentive Plan at December 31, 2005. Options granted under the 2004 Equity Incentive Plan become exercisable over periods ranging from one to four years. Each option shall expire no more than ten years after becoming exercisable.

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying common stock on the date of grant, no compensation expense is recognized. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 3.93% in 2005 and 4.25% in 2004; dividend yields of 0.0%; volatility factors of the expected market price of the Company’s common stock of 72% for 2005 and 2004; and a weighted-average expected life of the option of 6.25 years for 2005 and 2004.

A summary of the Company’s stock option activity, and related information for the years ended December 31, 2003, 2004, and 2005 follows:

		Weighted-Average
	Options	Exercise Price
	(in thousands)
Outstanding, January 1, 2003	3,276	$3.01
Granted	—	—
Exercised	(933)	3.60
Canceled	(22)	3.40
Outstanding, December 31, 2003	2,321	$2.78
Granted	353	20.08
Exercised	(965)	3.21
Canceled	(18)	1.48
Outstanding, December 31, 2004	1,691	$6.16
Granted	577	20.07
Exercised	(528)	2.83
Cancelled	(25)	15.57
Outstanding, December 31, 2005	1,715	$11.73
Exercisable at December 31, 2005	759
Weighted-average fair value of options granted during 2005	$12.04

Approximately 2,799,500 shares of common stock have been reserved for future issuance, consisting of 1,715,000 shares for outstanding options under the Company’s Incentive Plans, 889,500 shares available for grant under the Company’s 2004 Equity Incentive Plan and 195,000 shares for warrants issued to Mr. and Mrs. Knowles.

The following table summarizes the status of stock options outstanding and exercisable at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise prices per share	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 1.48 - $ 1.48	491,070	6.69	$1.48	312,870	$1.48
$ 2.49 - $ 3.07	111,589	5.05	$2.80	111,589	$2.80
$ 3.08 - $ 3.44	102,810	3.81	$3.44	102,810	$3.44
$ 3.45 - $ 4.86	97,419	2.66	$4.42	97,419	$4.42
$ 4.87 - $20.00	208,665	8.48	$17.48	81,166	$17.38
$20.01 - $22.20	603,000	9.02	$20.13	13,125	$20.30
$22.21 - $25.00	100,000	8.47	$25.00	40,000	$25.00
$ 1.48 - $25.00	1,714,553	7.32	$11.73	758,979	$5.58

14.          Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan whereby eligible employees have the opportunity to acquire the Company’s common stock quarterly through payroll deductions, at 90% of the lower of (a) the fair market value of the stock on the first day of the applicable quarterly offering period or (b) the fair market value of the stock on the last day of the applicable quarterly offering period.

15.          Acquisitions

Omniplanar, Inc.

On September 24, 2004, the Company acquired 100% of the common stock of Omniplanar, Inc. (“Omniplanar”), an imaging software company, for $12,851 including acquisition costs and assumed liabilities. The Company paid $9,050 at closing and $1,950 during the year ended December 31, 2005, and will pay an additional $1,950 in March 2006. Omniplanar supplies a complete package of bar code reading software for 2D imaging for fixed position, conveyor belt and hand held readers which can be optimized for specific hardware applications. The acquisition of Omniplanar represents a significant addition to the Company’s technology portfolio. The Company has licensed the SwiftDecoder software since the year 2000 for use in its iQ line of industrial vision-based products. The Company intends to make use of this software’s unique decoding ability in other products as well. The assets acquired have been recorded at their estimated fair values. The consolidated financial statements reflect the results of Omniplanar since the effective date of the acquisition. The pro forma results of operations have not been provided because the effects were not material. The results of operations for Omniplanar have been included in the Industrial Automation business segment.

In connection with the acquisition, the Company allocated $12,620 to identifiable intangible assets comprising $11,920 of computer software which is being amortized over 5 years and $700 to a non-compete agreement which is being amortized over 3 years.

The following table summarizes the allocation of the purchase price of assets recorded at the date of acquisition.

Assets:
Cash and cash equivalents	$5
Accounts receivable	455
Deferred income taxes	555
Identifiable intangible assets	12,620
Total assets acquired	13,635
Liabilities:
Accrued expenses	88
Deferred contract revenue	141
Deferred income taxes	555
Total liabilities assumed	784
Net assets acquired	$12,851

The Company accounted for this acquisition under the purchase method of accounting.

Metrologic do Brasil

On February 4, 2003, the Company paid cash of $71 and signed three promissory notes with a total discounted value of $204 for the remaining 49% interest in Metrologic do Brasil. The Company paid the scheduled payments of $75 on February 4, 2005 and 2004, respectively, and will pay the remaining payment of $75 on February 4, 2006.

The Company accounted for this acquisition under the purchase method of accounting. The total purchase price and costs in excess of assets acquired (goodwill) was $275.

Metrologic Eria Iberica (“MEI”)

On August 5, 2003, the Company entered into an agreement to purchase the remaining 49% interest in MEI for a purchase price of 5,900 euros. Payments were being made in twelve quarterly installments over three years which commenced August 5, 2003 with a scheduled maturity date of April 3, 2006. On December 1, 2005, the Company accelerated the payments and purchased all the remaining minority interest. During the year ended December 31, 2005, the Company purchased the outstanding interest of 23% for approximately 2.7 million euros or $3.2 million at the exchange rate on December 31, 2005. The Company now owns 100% of MEI.

Metrologic Eria France (“MEF”)

On March 19, 2004, the Company purchased the remaining 49% minority interest of MEF for a purchase price of 3,600 euros, or $4,300 at the exchange rate on March 31, 2004. The Company now owns 100% of MEF.

16.          Subsequent Events

Acquisition and Merger

On September 12, 2006, the Company entered into a definitive agreement to be acquired by a group of investors led by Francisco Partners, C. Harry Knowles, Founder and Interim CEO of the Company, and Elliott Associates, L.P. Under the terms of the agreement, each outstanding share of common stock of the

Company will be cancelled and converted into the right to receive $18.50 in cash, without interest. The transaction is anticipated to close during the fourth quarter of 2006.

Discontinued Operation

In September 2006, the Board of Directors of the Company approved the divestiture of its wholly owned subsidiary, Adaptive Optics Associates, Inc. (“AOA”), the subsidiary principally engaged in developing, manufacturing, marketing and distributing custom electro-optical and opto-mechanical systems which include wavefront correction, industrial inspection, and scanning and dimensioning systems for commercial and government customers.

In September 2006, the Company entered into a definitive agreement to sell AOA for approximately $40 million, subject to certain working capital adjustments upon finalization of the closing balance sheet. The agreement also provides for $4 million of the consideration to be placed in escrow to secure the Company’s indemnity obligations under certain representation and warranty provisions. The transaction closed in October 2006 and is expected to result in a gain on sale before income taxes of approximately $18 million.

Income from discontinued operation consists of direct revenues and direct expenses of AOA, including cost of revenues, as well as other fixed costs to the extent that such costs will be eliminated as a result of the transaction. Certain general corporate overhead costs have not been allocated to the discontinued operation as they are recorded on a consolidated basis. A summary of the operating results included in discontinued operation in the accompanying consolidated statements of operations is as follows:

	Year Ended December 31,
	2005	2004	2003
Sales	$32,078	$28,219	$19,813
Cost of sales	25,045	20,595	14,440
Gross profit	7,033	7,624	5,373
Selling, general and administrative expense	3,519	2,853	2,771
Research and development expenses	1,067	905	1,337
Other income (expenses)	11	—	(201)
Income from discontinued operation before taxes	2,458	3,866	1,064
Income taxes on discontinued operation	901	1,461	442
Income from discontinued operation, net of income taxes	$1,557	$2,405	$622

Included in selling, general and administrative expenses was depreciation expense of $900, $700 and $700 for 2005, 2004, and 2003 respectively.

Future minimum lease payments required under the lease agreements as of December 31, 2005 are $1,609 in 2006, $1,615 in 2007, $1,620 in 2008, $1,620 in 2009, $1,620 in 2010 and $1,620 thereafter. Included in selling, general and administrative expenses is rental expenses paid to third parties for 2005, 2004 and 2003 totaling $1,615, $1,369, and $1,318, respectively.

The following table summarizes the major classes of assets and liabilities of AOA as of December 31, 2005 and 2004 respectively:

	December 31, 2005	December 31, 2004
Accounts receivable, net	$8,531	$4,400
Inventory	3,011	1,332
Property, plant and equipment, net	3,356	3,120
Goodwill	10,678	10,678
Accounts payable	1,894	353
Accrued expenses	3,323	4,376
Deferred contract revenue	239	1,173

Supplementary Data

The following tables present unaudited quarterly operating results for the Company for each quarter of 2005 and 2004

Quarterly Consolidated Operating Results (Unaudited)
(in thousands except per share data)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
Sales	$39,510	$40,932	$45,907	$52,026
Cost of sales	20,688	21,266	24,079	28,560
Gross profit	18,822	19,666	21,828	23,466
Selling, general and administrative expenses	10,604	11,235	10,563	12,841
Symbol litigation contingency				12,600
Research and development expenses	1,746	2,000	2,003	1,705
Operating income	6,472	6,431	9,262	(3,680)
Other income (expenses)
Interest income	285	416	410	515
Interest expense	(263)	(304)	(287)	(192)
Foreign currency transaction (loss) gain	(684)	(42)	(183)	(38)
Litigation settlement	—	—	2,250	—
Other, net	(13)	(8)	(48)	70
Total other income (expenses)	(675)	62	2,142	355
Income from continuing operations before provision for income taxes	5,797	6,493	11,404	(3,325)
Provision for income taxes on continuing operations	2,080	2,318	4,087	(4,372)
	3,717	4,175	7,317	1,047
Income from discontinued operation	184	478	383	512
Net income	$3,901	$4,653	$7,700	$1,559
Weighted average shares outstanding	21,907	22,136	22,202	22,271
Net effect of dilutive securities	1,217	940	901	879
	23,124	23,076	23,103	23,150
Basic Earnings per share
Earnings from continuing operations	$0.17	$0.18	$0.33	$0.05
Earnings from discontinued operations	0.01	0.02	0.02	0.02
	$0.18	$0.20	$0.35	$0.07
Diluted Earnings per share
Earnings from continuing operations	$0.16	$0.18	$0.32	$0.05
Earnings from discontinued operations	0.01	0.02	0.01	0.02
	$0.17	$0.20	$0.33	$0.07

Quarterly Consolidated Operating Results (Unaudited) (Continued)
(In thousands except per share data)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004
Sales	$34,606	$34,084	$36,646	$44,399
Cost of sales	16,168	17,467	18,485	23,511
Gross profit	18,438	16,617	18,161	20,888
Selling, general and administrative expenses	8,873	8,425	10,195	12,174
Research and development expenses	1,408	1,745	1,701	1,762
Operating income	8,157	6,447	6,265	6,952
Other income (expenses)
Interest income	110	138	170	206
Interest expense	(98)	(114)	(107)	(120)
Foreign currency transaction (loss) gain	(238)	(227)	331	2,392
Other, net	(88)	(72)	(91)	(31)
Total other income (expenses)	(314)	(275)	303	2,447
Income from continuing operations before provision for income taxes	7,843	6,172	6,568	9,399
Provision for income taxes on continuing operations	2,971	2,330	2,476	1,930
	4,872	3,842	4,092	7,469
Income from discontinued operation	236	339	590	1,240
Net income	$5,108	$4,181	$4,682	$8,709
Weighted average shares outstanding	21,151	21,504	21,555	21,679
Net effect of dilutive securities	1,816	1,450	1,393	1,348
	22,967	22,954	22,948	23,027
Basic Earnings per share
Earnings from continuing operations	$0.23	$0.17	$0.19	$0.34
Earnings from discontinued operations	0.01	0.02	0.03	0.06
	$0.24	$0.19	$0.22	$0.40
Diluted Earnings per share
Earnings from continuing operations	$0.21	$0.17	$0.17	$0.33
Earnings from discontinued operations	0.01	0.01	0.03	0.05
	$0.22	$0.18	$0.20	$0.38

Schedule II—Valuation and Qualifying Accounts

Years ended December 31, 2005, 2004 and 2003
(All dollar amounts in thousands)

	2005	2004	2003
Allowance for possible losses on accounts and notes receivable:
Balance at beginning of year	$544	$485	$341
Additions charged to expense	192	135	123
Write-offs	(85)	(99)	(64)
Currency translation and other	(24)	23	85
Balance at end of year	$627	$544	$485